                                                                      EXHIBIT 12

----------------------------------------------------------------------------------------------------------------------------
Jostens, Inc. and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges
----------------------------------------------------------------------------------------------------------------------------
                                       Three months                           Six months
                                          ended            Years ended          ended                   Years ended
----------------------------------------------------------------------------------------------------------------------------
                                          April 3     January 2    January 3  December 28    June 30      June 30   June 30
Dollars in thousands                       1999         1999         1998        1996         1996         1995       1994
----------------------------------------------------------------------------------------------------------------------------
Earnings
Income from continuing operations
before income taxes                       $13,518     $83,520      $ 93,383    $    26       $87,479    $ 93,893    $48,494

Interest expense
(excluding capitalized interest)            1,122       7,014         6,854      4,324         9,296       5,350      6,701

Portion of rent expense under
long-term operating leases
representative of an interest factor          398       1,233         2,133      1,070         2,103       2,100      2,000

Amortization of debt expense                    3          12            12          6           107         102        102
---------------------------------------------------------------------------------------------------------------------------
Total earnings                            $15,041     $91,779      $102,382    $ 5,426       $98,985    $101,445    $57,297
===========================================================================================================================

Fixed charges
Interest expense
(including capitalized interest)            1,267       7,717         6,854      4,324         9,296       5,350      6,701

Portion of rent expense under
long-term operating leases
representative of an interest factor          398       1,233         2,133      1,070         2,103       2,100      2,000

Amortization of debt expense                    3          12            12          6           107         102        102
----------------------------------------------------------------------------------------------------------------------------
Total fixed charges                       $ 1,668     $ 8,962      $  8,999    $ 5,400       $11,506     $ 7,552    $ 8,803
===========================================================================================================================

Ratio of earnings to fixed charges            9.0        10.2          11.4        1.0           8.6        13.4        6.5

----------------------------------------------------------------------------------------------------------------------------